Exhibit 99.1

PRESS RELEASE

China BAK Announces New RMB 200 Million 5 Year Term Loan Agreement

Shenzhen, China – December 21, 2006 – China BAK Battery, Inc. (“China BAK” or “BAK”) (Nasdaq: CBAK), today announced that it has entered into a new RMB 200 million (approximately U.S. $26 million based on December 18, 2006, exchange rates), five-year term loan with Shenzhen Eastern Branch, Agricultural Bank of China effective December 18, 2006. The loan carries a floating interest rate of 90% of The People’s Bank of China benchmark rate, and provides for borrowing capacity in addition to the existing credit facility with the Agricultural Bank of China. The loan is secured by pledged machinery and equipment valued at approximately RMB 115.4 million (approximately U.S. $15 million based on December 18, 2006, exchange rates). China BAK intends to use the loan for the purchase of machinery and equipment and for further business development activities.

“Our new long term loan agreement provides us with greater flexibility in managing our capital expenditures and working capital requirements. We believe that our existing available short-term and long-term bank credit facilities are sufficient to support our current business development and future business expansion.” commented Xiangqian Li, China BAK’s Chief Executive Officer.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and personal digital assistants (or PDAs). China BAK’s 1.9 million square feet facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK is the largest manufacturer of lithium-ion battery cells for China’s cellular phone replacement battery market.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Jim Groh
Tel:   +1-843-277-0024
Email: jim@BAKbattery.com

Or

Investor Relations Contact:
Crocker Coulson
Tel:  +1- 646-213-1915
Email: crocker.coulson@ccgir.com

Or

Elaine Ketchmere
Tel:  +1-310-477-9800, ext. 119
Email: elaine.ketchmere@ccgir.com